Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contact: Robert Quartaro (954) 769-7342 quartaror@autonation.com
Dr. Jacqueline A. Travisano Elected to AutoNation’s Board of Directors
FORT LAUDERDALE, Fla., (April 20, 2018) — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its stockholders elected Dr. Jacqueline A. Travisano to AutoNation’s Board of Directors at the 2018 Annual Meeting of Stockholders held on April 19, 2018.
“With decades of experience in operations, finance, marketing, and technology, we think Jackie will bring valuable experience and insight to the AutoNation Board, in particular as we implement our brand strategy,” said Mike Jackson, AutoNation’s Chairman, Chief Executive Officer and President.
Dr. Travisano is the Executive Vice President for Business and Finance and Chief Operating Officer of the University of Miami. From 2011 to 2017, Dr. Travisano served as Executive Vice President and Chief Operating Officer of Nova Southeastern University. Dr. Travisano’s senior executive and financial, accounting, and operational experience led the Board to conclude that she should serve as one of our directors.
About AutoNation, Inc.
AutoNation, America’s largest automotive retailer, through its bold leadership, innovation and its comprehensive brand extensions, is transforming the automotive industry. As of March 31, 2018, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold over 11 million vehicles, the first automotive retailer to reach this milestone. AutoNation’s success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Through its Drive Pink initiative, AutoNation is committed to drive out cancer, create awareness and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.
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